SETTLEMENT AGREEMENT, LICENSE AND
                             MUTUAL GENERAL RELEASE

        This Settlement Agreement and Mutual General Release (the "Agreement"), having an effective date for all purposes of August 23, 1995, is made and entered into by and between La Jolla Cancer Research Foundation (hereinafter "FOUNDATION"), a California non-profit and public benefit corporation, having a place of business at 10901 North Torrey Pines Road, La Jolla, CA 92037, SelectRA Pharmaceuticals, Inc. (hereinafter "SELECTRA"), a California corporation, having a place of business at 10901 North Torrey Pines Road, La Jolla, CA 92037, SRI International (hereinafter "SRI"), a California non-profit and public benefit corporation, having a place of business at 333 Ravenswood Ave., Menlo Park, CA 94025, (hereinafter collectively referred to as "DEFENDANTS"), and Ligand Pharmaceuticals Incorporated (hereinafter "LIGAND"), a Delaware corporation, having its principal place of business at 9393 Towne Centre Drive, Suite 100, San Diego, California, 92121 and Allergan Ligand, a California partnership (hereinafter "JV"), having a principal office and place of business at 9393 Towne Centre Drive, Suite 100, San Diego, California, 92121, (hereinafter collectively referred to as "PLAINTIFFS") and Allergan Ligand Retinoid Therapeutics, Inc. (hereinafter "ALRT"), a Delaware corporation, having a principal office at 9393 Towne Centre Drive, Suite 100, San Diego, California 92121.

       WITNESSETH, That:

       WHEREAS, there is now pending in the United States District Court for the Southern District of California (the "Court") an action entitled ALLERGAN/LIGAND JOINT VENTURE V. LA JOLLA CANCER RESEARCH FOUNDATION, ET AL. Federal District Court Case No. 931895 IEG (CM) (hereinafter referred to as the "Action");


[*] Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 406 under the Act.

       WHEREAS, the Complaint in the Action alleges that the DEFENDANTS have infringed certain patents exclusively licensed to LIGAND which LIGAND has in turn sublicensed in whole or in part to the JV and which have subsequently been sublicensed to ALRT;

       WHEREAS, the DEFENDANTS have, in answer to the Complaint in the Action, denied infringement and asserted, inter alia, that the patents-in-suit are invalid and/or unenforceable;

       WHEREAS, SRI has demanded arbitration (hereinafter the "Arbitration") of certain issues in the Action arising between SRI and LIGAND, and the Court has ordered a stay of all claims in the Action against SRI pending the Arbitration;

       WHEREAS, LIGAND, the JV and ALRT, as part of the settlement of the Action, are willing to grant to each of FOUNDATION and SRI non-exclusive, non-assignable sublicenses to use the technology covered by the patents on which the Action is based for basic research purposes, including the limited right to grant sublicenses under Section 5.02;

       WHEREAS, FOUNDATION and SRI, as part of the settlement of the Action, are willing to grant to LIGAND an option to acquire an exclusive, worldwide license, including the right to grant sublicenses, to any inventions, discoveries and developments that are enabled by, reduced to practice or otherwise derived from or facilitated by acts within the scope of the claims of the patents on which the Action is based, the license to include patent applications and patents on said inventions, discoveries and developments;

       WHEREAS, SRI, as part of the settlement of the Action, to the extent it has not already done so, will make available to LIGAND samples of all retinoid compounds synthesized in the laboratory of [*] through [*] pursuant to the Compound Evaluation Agreement between LIGAND and SRI

[*] CONFIDENTIAL TREATMENT REQUESTED
bearing an effective date of May 17, 1990, for evaluation and potential commercialization of said compounds by LIGAND, and FOUNDATION and SELECTRA acknowledge the rights of LIGAND arising under this Agreement and/or the Compound Evaluation Agreement;

       WHEREAS, the Parties have agreed that settlement of the Action is contingent upon entry by the Court of a consent judgment in a form satisfactory to all the Parties and dismissal of the Arbitration; and

       WHEREAS, LIGAND, the JV, ALRT, SELECTRA, SRI and FOUNDATION desire to take all further actions required to settle the Action.

       NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

                                   ARTICLE 1
                                  Definitions

         For purposes of this Agreement, the terms defined in this Article shall have the meaning specified and shall be applicable both to the singular and plural forms:

         1.01 "Party" shall mean either LIGAND, the JV, ALRT, FOUNDATION, SRI or SELECTRA, and the term "Parties" shall mean LIGAND, the JV, ALRT, FOUNDATION, SRI and SELECTRA. The terms "LIGAND", "the JV", "ALRT", "FOUNDATION", "SRI" and "SELECTRA" include "Affiliates".

         1.02 "Affiliate" means (i) any corporation, firm, partnership, individual or other form of business organization which is now or hereafter owned or controlled by or under common control with a Party, (ii) any corporation in which a Party owns at least fifty percent (50%) of the stock entitled to vote for directors, and (iii) any corporation, firm, partnership, individual or other form of business organization in which a Party has the maximum ownership interest it is permitted to have in the country where such business organization exists.

         1.03 "Ligand Patented Technology" means and is limited to United States Patents Nos. 4,981,784, 5,071,773, 5,091,518 and 5,171,671 and any
foreign counterparts thereof. Upon expiration, disclaimer or a holding from which no appeal is or can be taken of invalidity of any patent included in the Ligand Patented Technology or any claim or claims thereof, then Ligand Patented Technology shall mean and be limited to the unexpired patents included in the Ligand Patented Technology and the patents or claims thereof not affected by such disclaimer or holding of invalidity.

         1.04 "Option Technology" means any invention, discovery or development by employees, consultants or agents of one or more of DEFENDANTS, including without limitation, technical data, specifications, information, know-how, processes, compounds, formulations and materials, which invention, discovery or development was enabled by, reduced to practice, or otherwise derived from or facilitated by an act or acts within the scope of the claims of any patent within the Ligand Patented Technology. Option Technology also includes inventions, discoveries or developments made by employees, consultants or agents of DEFENDANTS with persons who are not employees, consultants or agents of DEFENDANTS including Research Collaborators with DEFENDANTS pursuant to Section 5.02 hereof.

         1.05 "Option Patent" means any United States or foreign patent or patent application (including any abandoned patent application) which covers or, if an abandoned patent application, covered Option Technology. Exhibit "A" hereto is a list of all such patents and patent applications which, after a good faith inquiry, are known to FOUNDATION and SRI as of the effective date of this Agreement; provided, however, that failure to list a patent or patent application on Exhibit "A" does not create a presumption such patent or patent application does not or did not cover Option Technology. The term Option Patent when applied to a specific issued patent includes all reissues, renewals, extensions and additions thereof and the patent applications from which they issue. The term "Option Patent" when applied to a specific patent application includes continuations, continuations-in-part, divisions and substitutes thereof and the patents which issue therefrom. A patent or patent application covers Option Technology if it contains a claim which reads upon Option Technology.

         1.06 "Licensed Patent" means an Option Patent for which LIGAND has exercised its option to acquire an exclusive, worldwide license covering the same under Article 6 of this Agreement.

         1.07 "Licensed Product" means a drug or other product whose importation, making, using or selling is read upon by any claim in a Licensed Patent or the discovery or development of which was enabled by, reduced to practice, or otherwise derived from or facilitated by an act or acts within the scope of a claim in a Licensed Patent.

         1.08 Licensed Process" shall mean any process the practice of which is read upon by a claim in a Licensed Patent or the discovery or development of which was enabled by, reduced to practice or otherwise derived from or facilitated by an act or acts within the scope of a claim in a Licensed Patent, including any processes used to screen compounds on behalf of a third party.

         1.09 "Net Sales" shall mean, in the case of sales to non-Affiliates, the invoiced price by LIGAND, JV, ALRT, or their Affiliates or sublicensees, less (a) customary trade quantity and cash discounts actually allowed and taken; (b) allowances actually given for returned, rejected or recalled products; (c) actual charges for bad debts; (d) freight and insurance if included in the invoice price; (e) government mandated rebates; and (f) value added tax, sales, use or turnover taxes, excise taxes, and custom duties included in the invoiced price.

         1.10 "Field" means and is limited to use of the Ligand Patented Technology by FOUNDATION and/or SRI for basic research, and specifically does not include research funded by a for-profit entity, unless the results of the research funded by such forprofit entity are subject to the LIGAND option of
Section 6.01.

         1.11 "Territory" means and is limited to FOUNDATION'S premises at 10901 North Torrey Pines Road, La Jolla, California, 92037, or any expansion and/or replacement premises thereof with respect to the license granted hereunder to FOUNDATION and SRI's premises at 333 Ravenswood Avenue, Menlo Park, California 94205 or any expansion and/or replacement premises thereof and the premises of any research collaborators sublicensed under Section 5.02 with respect to the license granted hereunder to SRI.

                                   ARTICLE 2
                              Settlement of Action

         2.01 Consent Judgment. The Parties shall forthwith jointly present to the Court a stipulated Consent Judgment and Injunction in the Action, in form and substance as set forth in Exhibit "B" attached hereto, and shall use their best efforts to have the Court enter and file such Consent Judgment and Injunction. If the Court refuses to, or does not within one hundred twenty
(120) days after such presentation, (i) enter and file the Consent Judgment and Injunction, or (ii) enter and file it with changes agreed to by all the Parties, then any Party aggrieved by a refusal or failure of the Court to enter and file such Consent Judgment and Injunction may terminate this Agreement by written notice to all of the other Parties within fifteen (15) days of the refusal or within fifteen (15) days after the 120th day from such presentation, whichever is earlier.

         2.02 Restrictions on Rights to Use Ligand Patented Technology. Pursuant to the sublicenses granted FOUNDATION and SRI pursuant to Article 5 hereof, FOUNDATION and SRI are granted specified rights to use Ligand Patented Technology. Except as provided in this Agreement, and in addition to the provisions of the Consent Judgment and Injunction as it may be finally entered and filed, DEFENDANTS hereby covenant and agree, for themselves and their agents, employees, privies, successors and assigns, not to make, have made, import, use, sell, market or distribute in the United States any products or carry out any processes which would infringe claims in the Ligand Patented Technology or to induce or contribute to the infringement of the Ligand Patented Technology by others.

         2.03 Expenses. Each Party shall bear its own costs and expenses, including all attorneys fees, in connection with the Action and this Agreement.

         2.04 Windup of SELECTRA. SELECTRA will be promptly and permanently wound up. FOUNDATION represents and warrants that the windup of SELECTRA will not leave or result in any rights to Option Technology and Option Patents in a third party, other than rights of the United States Government arising by statute or regulation. In addition to any remedies to which it is entitled at law or in equity, LIGAND may terminate the license granted FOUNDATION for breach of this warranty.

         2.05 Dismissal of Arbitration. LIGAND and SRI will stipulate to the dismissal of the Arbitration with respect to their Compound Evaluation Agreement bearing an effective date of May 17, 1990, with each Party to bear its own costs, including attorney fees, in connection with the Arbitration.

         2.06 Waiver By Third Parties. DEFENDANTS will secure the waiver of any third party rights to Option Technology and Option Patents known to exist, after reasonable inquiry, as of the effective date of this Agreement, including those held by Telios Pharmaceuticals, Inc. (but excluding those of the United States Government arising by statute or regulation as a result of the funding by the United States of research that results in Option Technology or Option Patents), that conflict with the rights granted LIGAND hereunder.

         2.07 Covenant Not to Contest Patents. DEFENDANTS and each of them will not after the effective date of this Agreement seek in any proceeding, or assist any other party except under judicial compulsion, to have any patent or any claim thereof in the Ligand Patented Technology declared, determined or adjudicated invalid or unenforceable. As used in this Section 2.07, "proceeding" includes a reexamination proceeding in the United States Patent and Trademark Office.

         2.08 Press Release. The Parties shall jointly issue a press release in the form attached hereto as Exhibit "C" on or promptly after the effective date of this Agreement. No Party shall thereafter make any further written or oral public release or written or oral public statement regarding this Agreement and the underlying Action or Arbitration (including, without limitation, press releases and disclosures in Securities and Exchange Commission filings) unless such written or oral public release or written or oral public statement has previously been reviewed and approved by all Parties; provided, however, that a Party shall not be required to secure the approval of any other Party to make a disclosure which, upon advice of independent counsel, it is required to make by law or regulation, and further provided that where approval is required that no Party shall unreasonably withhold its approval. Once approved, such written or oral public release or written or oral public statement (including the press release attached hereto as Exhibit "C") may be freely reissued or repeated without additional approval. Nothing in this Section 2.08 shall affect the Parties' respective rights to communicate privately, orally or in writing with employees, vendors, researchers, distributors, licensees, prospective licensees and other commercially affected persons and entities as may be necessary to effectuate this Agreement. Each Party shall have the obligation to use reasonable efforts to prevent its agents and employees from violating the foregoing.

         2.09 Authorized Comments. Notwithstanding the provision of Section 2.08, a Party shall have the right to comment upon the unauthorized statements of the employees of any other Party about this Agreement or the Action or the Arbitration or the motives of any Party in bringing or settling the Action or Arbitration. FOUNDATION acknowledges the truth thereof and authorizes the publication by PLAINTIFFS of the following facts:

         1. That FOUNDATION did not seek a license to the Ligand Patented Technology at any time before the Action was brought;

         2. That SELECTRA intended to develop compounds that are highly specific for individual retinoid receptors - a technology that would compete directly with LIGAND;

         3. That the FOUNDATION intended to hold a substantial equity interest in SELECTRA;

         4. That Magnus Pfahl, Ph.D., formerly a senior staff scientist at FOUNDATION, would have held a substantial equity interest in SELECTRA; and

         5. That both the FOUNDATION and Dr. Pfahl and each of them would have obtained a financial benefit from the success of SELECTRA.

SRI acknowledges the truth thereof and authorizes publication by PLAINTIFFS of the following facts:

         1. That SRI did not seek a license to the Ligand Patented Technology before the Action was brought; and

         2. That SRI expected to obtain a financial benefit if SELECTRA were successful and Dr. Marcia Dawson, as an employee of SRI, would have been entitled to a share of such benefit.

         2.10 Restriction on Seeking Governmental License. During the term of its sublicense granted under Section 5.01, each of DEFENDANTS agree to terminate any current effort and not hereafter seek from any agency of the United States Government an express license to any patent included in the Ligand Patented Technology. Neither this Section 2.10 nor any other provision of this Agreement shall preclude DEFENDANTS from seeking to influence any agency of the United States or legislative body thereof concerning matters of general public policy, laws or regulations relating to the impact of patents on basic research or any other matter other than to seek an express license from the National Institutes of Health or any other agency of the United States to any patent included in the Ligand Patented Technology.

                                   ARTICLE 3
                                    Release

         3.01 Release by Plaintiffs. Except as otherwise expressly provided for and set forth in this Agreement, PLAINTIFFS, for themselves and their agents, successors, assigns, representatives and attorneys, and each of them, do hereby release and forever discharge DEFENDANTS, and their directors, officers, trustees, employees, agents and consultants acting in such capacity on behalf of or in the course of their duties for DEFENDANTS, and each of them, from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, losses, costs, or expenses of any nature whatsoever, whether known or unknown, fixed or contingent, which PLAINTIFFS have or may hereafter have against DEFENDANTS, or any of them, by reason of any matter, cause or thing whatsoever from the beginning of time to the date hereof; provided, however, that this release shall have no effect with respect to the License Agreement of June 23,

1989 between LIGAND and FOUNDATION, and this release, while applicable to claims for breach of, and to all events relating to, the Compound Evaluation Agreement occurring before the effective date, does not affect the rights and obligations of SRI and LIGAND under the Compound Evaluation Agreement to the extent provided under Article 4 of this Agreement. The matters released pursuant to this Section 3.01 are herein referred to as "Plaintiff's Released Claims."

         3.02 Release by Defendants. Except as otherwise expressly provided for and set forth in this Agreement, DEFENDANTS, for themselves and their agents, successors, assigns, representatives and attorneys, and each of them, do hereby release and forever discharge PLAINTIFFS, and their directors, trustees, officers, employees, agents and consultants acting in such capacity on behalf of or in the course of their duties for PLAINTIFFS, and each of them, from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, losses, costs, or expenses of any nature whatsoever, whether known or unknown, fixed or contingent, which DEFENDANTS have or may hereafter have against PLAINTIFFS, or any of them, by reason of any matter, cause or thing whatsoever from the beginning of time to the date hereof; provided, however, that this release shall have no effect with respect to the License Agreement of June 23, 1989 between LIGAND and FOUNDATION, and this release, while applicable to claims for breach of, and to all events relating to, the Compound Evaluation Agreement occurring before the effective date, does not affect the rights and obligations of SRI and LIGAND under the Compound Evaluation Agreement to the extent provided under Article 4 of this Agreement. The matters released pursuant to this Section 3.02 are herein referred to as "Defendant's Released Claims." Nothing herein will release LIGAND from its obligations to make royalty payments on Improvement Compounds arising under the Compound Evaluation Agreement.

         3.03 Unknown Claims. The Parties specifically understand, acknowledge and agree that this is a full and final release, applying to all of the Plaintiff's Released Claims and Defendant's Released Claims, whether known or unknown. The Parties, having been fully advised by their respective counsel, hereby expressly and voluntarily waive all rights or benefits that they, and each of them, might otherwise have under the provisions of Section 1542 of the Civil Code of the State of California, which provides as follows, and under all federal, state and/or common-law statutes or principles of similar effect:

         A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

         3.04 Full Release. This Agreement is a full accord, satisfaction and discharge of all of the Plaintiff's Released Claims and Defendant's Released Claims. This Agreement has been executed with the express intention of effectuating the full and final extinguishment of all such claims.

         3.05 Use in Pleadings. It is specifically understood and agreed that this Agreement may be pleaded as a full and complete defense to, and may be used as the basis for, an injunction against any action, suit, or other proceeding which may be instituted, prosecuted or attempted in breach of this Agreement.

         3.06 Attorneys' Fees. In the event that legal action is necessary to enforce or remedy a breach of a provision or provisions of this Agreement, all costs and attorneys' fees shall be paid by the non-prevailing Party or Parties to the prevailing Party or Parties.

         3.07 No Assignment of Claims. The Parties hereby represent and warrant to each other that they have not sold, assigned, transferred, conveyed or otherwise disposed of any claim which, but for such sale, assignment, transfer, conveyance or other disposal, would be covered by this Agreement.
                                   ARTICLE 4
                              Compound Evaluation

         4.01 SRI Compounds. SRI shall make available to LIGAND, for evaluation and potential commercialization in accordance with the terms of the Compound Evaluation Agreement between LIGAND and SRI bearing an effective date of May 17, 1990, samples of all of the retinoid compounds synthesized in the laboratory of [*] through [*] not previously provided to LIGAND pursuant to the Compound Evaluation Agreement, which compounds are listed in Exhibit "D" hereto, for which SRI has a current supply. For those compounds synthesized before [*] for which no quantities are available, SRI will, at LIGAND's request, resynthesize the compounds for LIGAND at SRI's then standard commercial rate for research done for outside entities. SRI will provide to LIGAND a summary of any chemical and biological properties actually determined by SRI for the compounds synthesized through [*] and which were not previously made available to LIGAND; LIGAND shall provide SRI with the results of its evaluation of the samples of said compounds as required by the Compound Evaluation Agreement. Performance of the obligations of SRI under Section 2.04 of the Compound Evaluation Agreement will be optional on the part of SRI with respect to the compounds of Exhibit "D". Nothing in the Compound Evaluation Agreement or this Agreement shall be construed to obligate SRI to pursue patent protection for or protect patentability prior to publication or disclosure of the compounds of Exhibit "D", and SRI provides no warranty as to the patentability of any compound of Exhibit "D". The terms of the Addendum attached hereto shall govern the patent expenses associated with the patent applications specified therein. SRI shall have no obligation to provide to LIGAND samples of compounds synthesized by [*]

[*] CONFIDENTIAL TREATMENT REQUESTED
after [ * ] but if such subsequently synthesized compounds constitute Option Technology, LIGAND shall have an Option to acquire rights to Option Patents covering or related thereto as provided in Article 6 hereof.

        4.02 Acknowledgement of LIGAND's Rights by FOUNDATION and SELECTRA. FOUNDATION and SELECTRA hereby acknowledge LIGAND's rights as set forth in
Section 4.01 to the compounds synthesized in the laboratory of [ * ] through [ * ] and not previously provided to LIGAND pursuant to the Compound Evaluation Agreement between LIGAND and SRI bearing an effective date of May 17, 1990 and agree that they will not assert any rights in such compounds inconsistent with or in derogation of LIGAND's rights set forth in Section 4.01 hereof and in the Compound Evaluation Agreement. LIGAND hereby agrees to reimburse FOUNDATION for any patent application costs incurred with respect to said compounds pursuant to the terms and conditions set forth in Section 6.03(c) below if it exercises its option under Article 6 to acquire rights beyond those available to it under the Compound Evaluation Agreement.

         4.03 Exhausted Rights. Nothing in this Agreement shall be deemed to restore to LIGAND any rights exhausted under the Compound Evaluation Agreement with respect to any compound actually provided to LIGAND under the Compound Evaluation Agreement prior to the date of this Agreement; provided, however, that any discovery or development made with respect to such previously provided compounds which constitute option Technology shall be subject to LIGAND's rights thereto under Article 6. Nothing herein shall affect LIGAND's obligation to pay royalties for Improvement Compounds arising under the Compound Evaluation Agreement.


[*] CONFIDENTIAL TREATMENT REQUESTED

                                   ARTICLE 5

                           BASIC RESEARCH SUBLICENSE

         5.01 Sublicense. LIGAND, the JV and ALRT hereby grant to each of FOUNDATION and SRI, subject to the terms herein recited, a royalty-free, non-exclusive sublicense to make and use, but not to sell, the Ligand Patented Technology solely within the Field and the Territory. Except as provided in
Section 5.02 herein, these sublicenses do not include the right of FOUNDATION or SRI to further sublicense the Ligand Patented Technology without LIGAND's prior written approval. Further, FOUNDATION or SRI may not assign, convey or otherwise transfer any rights in or to use Ligand Patented Technology that are created by this Agreement to any other party except as provided in Sections
5.02 and 10.06 hereof.

         5.02 Research Collaborations. Each of FOUNDATION or SRI, as the case may be, may sublicense the performance of its rights under the license for Ligand Patented Technology granted under Section 5.01 in bona fide research collaborations between either or both of them and not-for-profit entities ("Research Collaborators") which entities shall perform the sublicensed activities subject to the following conditions:

                 (a) The FOUNDATION or SRI, and their respective Research Collaborators, as the case may be, may not assign or otherwise convey prospectively or after the fact any rights, or permit its employees, consultants or agents to convey any rights in the Option Technology except in the circumstance where LIGAND has failed to exercise its option rights under Section 6.01;

                 (b) A Research Collaborator will be advised of LIGAND's rights under this Agreement and acknowledge them to LIGAND in writing;

                 (c) FOUNDATION or SRI, as the case may be, will use its reasonable best efforts to assure that its employees, consultants, agents, and its Research Collaborator(s) use the Ligand Patented Technology solely in the course and scope of activities licensed under
         Section 5.01; and

                 (d) In any collaboration initiated within five (5) years of the effective date of this Agreement between FOUNDATION or SRI, as the case may be, and FOUNDATIONS's former employee, Magnus Pfahl, Ph.D., or with his employer, in which he is an investigator and under which the right to sublicense is exercised by FOUNDATION or SRI, as the case may be, provision must be made for LIGAND to secure the same rights to inventions, discoveries and developments made by Dr. Pfahl or persons under his direction as would be the case if Dr. Pfahl were a FOUNDATION employee.

         FOUNDATION and/or SRI shall not permit, and they shall take reasonable steps, including bringing suit, to prevent any use of Ligand Patented Technology by a Research Collaborator of FOUNDATION and/or SRI in connection with their collaboration in violation of these conditions and outside the scope of the sublicenses permitted under this Section 5.02, and any breach by FOUNDATION and/or SRI of the foregoing shall constitute a material breach of this Agreement by that Research Collaborator's sublicensor, FOUNDATION or SRI, as the case may be. A Research Collaborator shall not have the right to grant any further sublicense of its rights obtained under this Section 5.02.

                                   ARTICLE 6

                          OPTION FOR EXCLUSIVE LICENSE

         6.01 Option Grant to LIGAND. FOUNDATION and SRI hereby grant to LIGAND an option to acquire an exclusive worldwide right and license, with the right to grant sublicenses, under option Patents, which Option Patents upon exercise of the option will become Licensed Patents, to conduct research using technology covered thereby and to develop, import, make, have made, use and sell Licensed Products and Licensed Processes, including the right to use Licensed Patents in its collaborative research efforts with and in the provision of services to third parties. This option right shall be freely assignable by LIGAND, effective upon receipt of written notice of the name of the assignee from LIGAND to SRI and FOUNDATION. Neither FOUNDATION nor SRI shall have the right to grant to a third party any rights which would operate to deprive LIGAND of its rights to Option Technology or Option Patents prior to expiration of the option exercise time period specified in Section 6.02 hereof. To secure LIGAND's rights under this Article 6, each of FOUNDATION and SRI represent that it has entered with its present employees, consultants and agents and hereafter will enter into with new employees, consultants and agents, agreements which will have the effect of requiring assignment to FOUNDATION or SRI of any rights such employees, consultants and agents may have to Option Technology and Option Patents. The rights to Licensed Patents acquired by LIGAND pursuant to this Agreement shall be subject to (i) the rights of the United States as the financial sponsor of the research from which the Licensed Patents were derived which arise by statute or regulation, or by requirement of a grant or contract, when such a requirement is a standard, government imposed part of the grant or contract and of similar grants or contracts between the United States and other not-for-profit entities like SRI and FOUNDATION, and (ii) the rights of FOUNDATION and SRI and their licensed Research Collaborators to use said Licensed Patents for conducting basic research pursuant to Article 5 hereof.

         6.02 Disclosure to LIGAND of Option Technology. FOUNDATION and/or SRI will promptly disclose Option Patents to LIGAND, after which LIGAND shall have [*] from said disclosure by FOUNDATION and/or SRI to review said disclosed information, patent applications or patents, and to exercise its option to license

[*] CONFIDENTIAL TREATMENT REQUESTED
         such Option Patents. The patents and patent applications in Exhibit "A" (except the applications specified in the Addendum attached hereto) are deemed to be disclosed as of the effective date of this Agreement. At their election FOUNDATION and SRI may disclose Option Technology to LIGAND before any Option Patents are created therefor. If such disclosure is made, LIGAND's option to subsequently created Option Patents will expire the later of [*] from the disclosure of the Option Technology or [*] from the first disclosure of such related Option Patents. FOUNDATION and/or SRI shall have the right to [*]. Nothing in this Agreement shall be construed to obligate SRI or FOUNDATION to protect patentability prior to publication or disclosure of Option Technology, and SRI and FOUNDATION provide no warranty as to the patentability of any Option Technology; provided, however, that SRI and FOUNDATION will provide LIGAND with a copy of any notice given an agency of the federal government pursuant to 35 U.S.C. 202(c)(1) concerning inventions which are Option Technology.

         6.03 Exercise of Option. If LIGAND elects to exercise its option to acquire, and does acquire, an exclusive license to an Option Patent pursuant to this Article 6, LIGAND shall perform and complete each of the following acts:

                 (a)     Deliver within the time period specified in Section
6.02 above written notice of exercise to whichever of FOUNDATION and/or SRI is an owner of the Option Patent;

                 (b) Pay to FOUNDATION and/or SRI, whichever is the owner of the Option Patent, a non-refundable option exercise fee in the aggregate of [*] Dollars ($[*]) for each Licensed Patent licensed hereunder upon said exercise. The payment of the [*] Dollar ($[*]) license fee upon exercise of an option with respect to a Licensed Patent shall constitute a discharge of the obligation to pay the license fee for any other Option Patent which concurrently or subsequently is

[*] CONFIDENTIAL TREATMENT REQUESTED
the subject of option exercise under this Article 6 if the concurrent or subsequent Licensed Patent is "related" to the Licensed Patent for which the license fee is paid. As used herein, a Licensed Patent is "related" to another Licensed Patent if, in whole or in part, the subject matter patented (or sought to be patented in the case of an application for patent) in the Licensed Patent is entitled to the benefit of the same filing date as or priority date as the other Licensed Patent. Related patents include, by way of example, an application for patent in the United States and its continuations, continuations-in-part, and divisions and foreign filed applications claiming the benefit of the filing date of the application as filed in the United States; and

                 (c) Pay and/or reimburse FOUNDATION and/or SRI pursuant to Section 6.07 herein for all of their subsequent and/or past expenses reasonably incurred incident to the preparation, filing, prosecution, and/or maintenance of the issued or subsequently issuing Licensed Patent within forty five (45) days of receipt of a written statement of such expenses. If LIGAND reasonably disputes any expenses set forth in the written statement, it shall disclose in writing its objection and FOUNDATION and/or SRI will first attempt to negotiate in good faith with LIGAND or mediate their differences for a period of not less than forty five (45) days. At the end of the forty five (45) day period, if such negotiations and/or mediation are unsuccessful, any Party may submit the dispute to binding arbitration pursuant to Article 8 herein. In the arbitration, the arbitrator may require LIGAND to pay some or all of the disputed expenses, or the arbitrator may require FOUNDATION and/or SRI to refund to LIGAND some or all of the payments made pursuant hereto.

         6.04 License Fee and Royalties. To the extent that LIGAND exercises its option and acquires Licensed Patents pursuant to this Article 6, LIGAND shall pay to FOUNDATION and/or SRI:

                 (a)     minimum annual royalty payments of [ * ] Dollars
($[ * ]) per calendar year per Licensed Patent which is a United States patent commencing twelve (12) months after the issuance of such United States patent, which minimum royalty payments shall be payable by January 31 of the calendar year in which due (the first payment being prorated for the portion of the calendar year remaining when the payment comes due). The payment of the minimum annual royalty for a Licensed Patent shall constitute the discharge of the obligation to pay the minimum annual royalty applicable to any other Licensed Patent to which it is "related" in the manner as described in Section 6.03(b). The minimum royalty payments shall be creditable by LIGAND against royalties paid by LIGAND, or its sublicensees, for Licensed Products or Licensed Processes covered by the Licensed Patent pursuant to Section 6.04(b) below accrued in the year for which the minimum royalty payment is owed;

                 (b) a royalty on Net Sales of Licensed Products. The royalty shall be (i) [ * ] percent ([*]%) on the Net Sales of a Licensed Product when its making, use or sale is covered by a claim in a Licensed Patent and (ii) [ * ] percent ([*]%) on the Net Sales of a Licensed Product when the making, use or sale thereof is not covered by a claim in a Licensed Patent but a Licensed Patent is used in the discovery or development of the Licensed Product. The royalty shall be paid on a country by country basis, from the first commercial sale thereof until the later of (a) expiration of the Licensed Patent having a claim which reads on making, using or selling the Licensed Product or (b) [ * ] years in the case where the Licensed Patent was used in the discovery or development of the Licensed Product. Only one royalty will be owed on a Licensed Product in the circumstance where the Licensed Product is covered by multiple claims in one or more Licensed Patents and where a royalty would be owed under
(i) and (ii) above, the royalty shall be [ * ] percent ([*]%) of Net Sales; and

         (c) LIGAND shall also have the right to perform Licensed Processes as a service to a third party for a fee,


[ * ] CONFIDENTIAL TREATMENT REQUESTED
including the right to perform Licensed Processes for a fee in connection with the development of a product whose making, using or selling is not within the scope of any claim of the Licensed Patents in lieu of charging a royalty on the sales thereof. LIGAND will pay to the FOUNDATION or SRI, as the case may be, the greater of: (i) [*] percent ([*]%) of its "Net Revenues" or (ii) [*] percent ([*]%) of its "Gross Revenues" from performance of the services in the case where LIGAND is not entitled to a royalty on the sales of any product because of its performance of a Licensed Process. LIGAND will pay FOUNDATION and/or SRI [*] percent ([*]%) of its Net Revenue from the performance of services where LIGAND is entitled to a royalty on sales of a product because of its performance of a Licensed Process. Net Revenues for the purpose of this Section 6.04(c) are the Gross Revenues received for performance of the service less the fully burdened costs incurred in rendering the service.

         6.05 Co-Ownership. When License Patents are owned jointly by SRI and FOUNDATION, the option exercise and royalty payments required by this Agreement will be split equally between them unless LIGAND is otherwise instructed by both FOUNDATION and SRI in writing. In the case where Licensed Patents are the result of joint inventions by employees of SRI and/or FOUNDATION and a third party or by employees of SRI, FOUNDATION and a third party and the third party refuses to license LIGAND to its rights subject to the payments required by this Agreement, then the payments for exercise of the option and royalties, including minimum annual royalty payments, will be reduced by [*] percent ([*]%).

         6.06 Net Compensation Sharing. If LIGAND fails, within the time limits specified in this Article 6, to exercise its option rights, FOUNDATION and/or SRI shall be free to license such Option Patents to any other party. If and where FOUNDATION and/or SRI license such Option Patents to another party, then LIGAND will be entitled to receive a percentage of the net compensation received by FOUNDATION and/or SRI, in whatever form such compensation is

[*] CONFIDENTIAL TREATMENT REQUESTED
rendered, including, but not limited to, royalties, milestone payments, technology transfer fees, bonuses, and license acquisition fees, and in whatever form paid, including, but not limited to, cash, stock, stock options, stock warrants, (but excluding any payments for research work actually performed to the extent not in excess of SRI standard commercial rates or FOUNDATION's fully burdened cost therefor, whichever is applicable) as follows:

                 (a) if the licensee of a FOUNDATION and/or SRI Option Patent sells a product or service within the scope of a claim in the Option Patent, LIGAND shall receive [*] percent ([*]%) of the net compensation received by FOUNDATION and/or SRI; or

                 (b) if the licensee of a FOUNDATION and/or SRI Option Patent exploits the Option Patent in the discovery, development, investigation, characterization or evaluation of a product or service which is not within the scope of a claim in the Option Patent, LIGAND shall receive [*] percent ([*]%) of the net compensation received by FOUNDATION and/or SRI.

In determining "net compensation" received, FOUNDATION and/or SRI shall be entitled to deduct from cash consideration received any unreimbursed expenses directly incurred (i) to obtain and maintain any Option Patent or Option Technology licensed to the third party, including filing fees, maintenance fees, attorneys' fees, consulting fees and the like, and (ii) to locate the third party and to negotiate and enter into the agreement with the third party. Past research costs are not considered direct expenses.

The right of the FOUNDATION or SRI to license Option Patents for which LIGAND fails to exercise its option does not carry with it the right to sublicense the Ligand Patented Technology directly or


[*] CONFIDENTIAL TREATMENT REQUESTED
by implication as part of the license nor does it affect the rights of SRI or Foundation provided in Section 5.02.

         6.07 Patent Prosecution and Expenses. Subject to its rights and obligations elsewhere set forth in this Section 6.07 and consistent with the timing requirements set forth in Section 6.03(c) hereof, LIGAND shall reimburse FOUNDATION and/or SRI for such reasonable patent filing, prosecution, and maintenance costs, including costs on a per hour basis for time spent by inventors and staff who cooperate in such activities at the request of the responsible attorney acting for FOUNDATION and/or SRI, as shall be incurred on each Licensed Patent during the term of such license. In this regard, FOUNDATION and/or SRI may continue to use the patent attorneys or agents being used by them at the time LIGAND exercises its option or such other qualified independent patent attorneys or agents reasonably satisfactory to FOUNDATION and or SRI and LIGAND to file, prosecute and maintain Licensed Patents; provided, however, that in the case where a LIGAND or JV or ALRT owned patent or patent application or that of a LIGAND or JV or ALRT licensor other than FOUNDATION and/or SRI ("the Ligand Application") claims the same or substantially the same invention as that covered by the application within the Licensed Patents (the "Foundation/SRI Application"), and the Foundation/SRI Application has a later effective filing date in the United States, then LIGAND shall have no obligation to reimburse costs incurred in the prosecution of the Foundation/SRI Application, unless and until it is finally determined that the Foundation/SRI Application has priority over the Ligand Application in an inter partes proceeding as provided in Title 35 of the United States Code or in an informal proceeding as provided in this Section 6.07. After LIGAND has exercised its option: (i) FOUNDATION and/or SRI may elect to have such attorney bill LIGAND directly for such expenses; (ii) at LIGAND's request and expense, such attorneys or agents shall regularly meet and/or consult with LIGAND and/or its designated officers and counsel to keep them advised of the status of patent matters in the normal course;

(iii) so long as a delay will not adversely affect the rights of FOUNDATION and/or SRI, their patent attorneys or agents, when requested by LIGAND, shall be instructed not to file any papers without giving LIGAND reasonable time and opportunity to review and comment; (iv) LIGAND's requests for the filing in a single application of related inventions, discoveries and developments constituting Option Technology to reduce Sections 6.03(b) and 6.04(a) payments will be deemed presumptively correct and it will be the burden of FOUNDATION and/or SRI to establish that joinder of subject matter in a single application is contrary to standard practice in the United States. The practices of FOUNDATION, SRI and LIGAND exhibited by patent applications filed on their behalf before the effective date of this Agreement shall be considered evidence of such standard practice. The standards used in the United States Patent and Trademark Office in restriction practice and in foreign patent offices under the concept of "unity of invention" are not relevant to the appropriateness of a LIGAND request; and (v) LIGAND shall be entitled to determine the countries in which it wishes to obtain and maintain patent protection under this Agreement and shall be free, at any time and at its sole option, to abandon patent prosecution or maintenance in any country; provided, however, that sixty (60) days notice is given FOUNDATION and/or SRI concerning such abandonment. Abandonment of an application in favor of a continuation or continuation-in-part or surrender of a patent in a reissue proceeding shall not be deemed abandonment of a Licensed Patent. A Licensed Patent abandoned by LIGAND shall thereafter be deemed on a country-by-country basis to be an Option Patent on which LIGAND's option under Section 6.01 has expired. In any situation in which a Ligand Application and a Foundation/SRI Application claims the same or substantially the same subject matter, at the request of an affected Party, the Parties shall in good faith attempt to determine relative priority of invention. Each Party will bear its own costs in such a procedure.

         6.08 Enforcement of Licensed Patents by LIGAND. LIGAND and any Affiliate or sublicensee authorized by LIGAND shall, at its option, have the right to enforce any of the Licensed Patents against infringement by an unlicensed third party or parties and to bring such suit in its own name. In the event LIGAND, its Affiliates or its sublicensees shall prosecute any legal action, it shall be at their own expense. FOUNDATION and/or SRI shall cooperate with LIGAND and render reasonable assistance in enforcing the Licensed Patents. If requested, FOUNDATION and/or SRI shall join LIGAND, its authorized Affiliate or sublicensee as a party in any such action and in such event FOUNDATION and/or SRI shall be entitled to be represented by their own counsel at their own expense in any such action. During the period wherein LIGAND, its Affiliates or its sublicensees is or are prosecuting any such action, LIGAND shall have the right to credit the legal expenses incurred against the royalties (including minimums if the country is the United States) payable under this Agreement in such country by [*] percent ([*]%). In the event that LIGAND obtains a recovery in such an action, it shall reimburse FOUNDATION and/or SRI the reduced royalties, after first applying any recovery amount to repay the expenses in excess of the reduced royalties involved in prosecuting the action to completion. Any and all recovery amounts remaining thereafter shall be allocated [*] percent ([*]%) to LIGAND and [*] percent ([*]%) to FOUNDATION and/or SRI.

         6.09 Cooperation. As used in Sections 6.07 and 6.08, "cooperate" means with respect to FOUNDATION and SRI that they and their respective employees will, at LIGAND's request, take actions, including but not limited to, executing documents, providing declarations and affidavits, supplying documents and giving depositions and in-court testimony, and otherwise affirmatively assisting in the matters and proceedings which are the subject of those sections without subpoena. If an employee of FOUNDATION and/or SRI is requested by LIGAND to give a deposition or in-Court testimony or attend any proceeding in the


[*]  CONFIDENTIAL TREATMENT REQUESTED

         United States Patent or Trademark Office or any proceeding in a foreign patent office, LIGAND will reimburse FOUNDATION and/or SRI for the reasonable travel costs incurred. Travel costs incurred under this Section will be deemed reasonable if such type of costs are reimbursable to LIGAND's own employees under LIGAND's travel policy. LIGAND will reimburse FOUNDATION and/or SRI for time spent by any SRI or FOUNDATION professional staff member cooperating with LIGAND, at a rate equivalent to the commercial rate charged for such employee's time, or the fully burdened payroll cost of such employee's time if no commercial rate exists, for up to a maximum of [*] Dollars $ [*]) per employee per day. LIGAND will reimburse SRI and/or FOUNDATION for any other costs incurred cooperating with LIGAND to the extent such other costs are incurred with the knowledge and consent of LIGAND.

         6.10 Lack of Enforcement. In the event that LIGAND does not undertake any legal action against an unlicensed third party or parties pursuant to Section 6.08 of this Agreement, FOUNDATION and/or SRI shall have the right to attempt to enforce any of the Licensed Patents against the third party or parties. If, at the end of six (6) months after LIGAND gives FOUNDATION and/or SRI written notice of LIGAND's decision not to undertake legal action against said third party or parties, FOUNDATION and/or SRI have not terminated the unlicensed competition of said third party or parties or commenced legal action for that purpose, LIGAND shall have the right at its election, by written notice to FOUNDATION and/or SRI, to reduce the royalty thereafter payable to FOUNDATION and/or SRI with respect to LIGAND's or its sublicensees or LIGAND Affiliates sales of Licensed Products or practice of Licensed Processes adversely affected by such unlicensed competition, to the extent such Licensed Products or Licensed Processes are covered by a claim in the Licensed Patent, by fifty percent (50%) thereof until such unlicensed competition shall be terminated. If the Licensed Patent which is the subject of unlicensed infringement covers a product or process used in the discovery,

[*] CONFIDENTIAL TREATMENT REQUESTED
development, characterization or evaluation of a Licensed Product or Licensed Process, failure to abate the infringement after notice from LIGAND shall relieve LIGAND of the obligation to pay any royalty arising in the future under
Section 6.04(b)(ii).

         6.11 Third Party Action For Infringement. In the event that any third party shall bring an action against LIGAND, its sublicensees or LIGAND Affiliates for alleged infringement of any patent or rights thereunder of such third party, by reason of the practice of the Licensed Patents, LIGAND shall promptly give written notice to FOUNDATION and/or SRI of the bringing of such action. To the extent that such action is attributable to LIGAND's use of Licensed Patents, LIGAND, its sublicensees and LIGAND Affiliates shall have the right to withhold payment to FOUNDATION and/or SRI of [*] percent ([*]%) of the royalties thereafter being payable with respect to Licensed Products sold and Licensed Processes practiced in the country where such action is brought, until such time as the liability of LIGAND, its sublicensees or Affiliates shall be determined; and they shall also be entitled to offset against any future royalties payable with respect to that country to FOUNDATION and/or SRI under this Article 6 of this Agreement after such determination, all unreimbursed expenses, costs and/or damages incurred or paid by LIGAND, its sublicensees or Affiliates in the defense of or by reason of such action. In the event LIGAND, its sublicensees or Affiliates is or are obligated to pay royalties or make further payments to such third party in excess of the withheld payments or to any third party in order for LIGAND, its sublicensees or Affiliates to manufacture, use and sell Licensed Products or practice Licensed Processes, such payments, to the extent attributable to LIGAND's use of Licensed Patents shall be offset against royalties thereafter payable to FOUNDATION and/or SRI with respect to that country under this Agreement to the extent of [*] percent ([*]%) of the royalties payable to FOUNDATION and/or SRI with respect to that country under this Agreement; provided, however, in no event shall the credits, offsets or reductions set

[*] CONFIDENTIAL TREATMENT REQUESTED
forth in this Agreement cause the royalties payable to be reduced below [*] percent ([*]%). SRI and FOUNDATION shall have no obligation to pay for the cost of LIGAND's defense and LIGAND shall be solely responsible for its costs. In the event that LIGAND, its Affiliates or sublicensees are enjoined from selling any Licensed Product or practicing Licensed Processes, and the royalties withheld under this Section 6.11 of this Agreement are in excess of their said expenses, costs and/or damages, LIGAND shall have the right to retain such excess and shall not be obligated to pay said excess to FOUNDATION and/or SRI.

        6.12 Voluntary Disclosure of Technology Deemed Outside Option Technology. With respect to any invention, discovery or development made by FOUNDATION and/or SRI during the term of this option, including any inventions or discoveries made by FOUNDATION and/or SRI in collaboration with third parties, FOUNDATION and/or SRI may at their sole discretion disclose said inventions or discoveries to LIGAND and notify LIGAND that the invention or discovery is outside the scope of the option granted in Section 6.01 herein. Thereafter, LIGAND shall have ninety (90) days in which to notify FOUNDATION and/or SRI that it disagrees with such a contention. In the event of such a disagreement, LIGAND and FOUNDATION and/or SRI will first use good faith efforts to negotiate or mediate their differences for a period of not less than ninety
(90) days. However, if such negotiations and/or mediation is unsuccessful, any Party may submit the dispute to binding arbitration pursuant to Article 8 herein.

         6.13 Contesting Disputes Concerning Option Technology. If LIGAND believes that any particular invention, discovery, or development made by FOUNDATION and/or SRI, including any inventions or discoveries made by FOUNDATION and/or SRI in collaboration with third parties, that is not disclosed to LIGAND by the FOUNDATION and/or SRI pursuant to Section 6.02, is within the scope of the option granted LIGAND in Section 6.01 herein, then LIGAND shall have the right to contest and contend that such

[*] CONFIDENTIAL TREATMENT REQUESTED
invention, discovery or development is within the scope of the option granted in
Section 6.01 herein by giving written notice of its contention to SRI and/or FOUNDATION. In the event FOUNDATION and/or SRI disagree with such a contention, LIGAND and FOUNDATION and/or SRI will first use good faith efforts to negotiate or mediate their differences for a period of not less than ninety (90) days. However, if such negotiations and/or mediation is unsuccessful, any Party may submit the dispute to binding arbitration pursuant to Article 8 herein.

        6.14      Dispute Regarding Existence of Licensed Product or Process.
In the event of any dispute between LIGAND and FOUNDATION and/or SRI as to whether or not a product sold or process performed by LIGAND, its Affiliates, or sublicensees is a Licensed Product or Licensed Process for which a royalty or share of a service fee is due FOUNDATION and/or SRI, any Party, at its option, shall have the right to submit the dispute to binding arbitration under Article
8. LIGAND shall not be deemed to be in default of this Article 6 of this Agreement for nonpayment of royalties during the period in which its payment obligation is disputed and for one (1) month after the conclusion of the arbitration if it is required to pay royalties by reason of an arbitration award to FOUNDATION and/or SRI. At the conclusion of the arbitration, all reasonable expenses of the arbitration, including attorney fees, will be borne by the losing Party to the arbitration proceeding.

        6.15 Commercialization Efforts. LIGAND shall, using reasonable efforts, as determined in its good faith business judgment, diligently seek to commercially exploit Licensed Patents. LIGAND shall be deemed to have met this obligation if within [*] year from exercise of its option under Section 6.01 it has incorporated the technology subject to the option into a program that is spending alone or in collaboration with another party or through an Affiliate or sublicensee at least [*] per year for said program provided that the Licensed Patents are

[*] CONFIDENTIAL TREATMENT REQUESTED
used in the program in a manner which generates a current payment obligation under Section 6.04(c) or are being used in the development of a Product for which a royalty would be incurred under Section 6.04(b); provided, however, that the failure to meet the standards of this sentence shall not, in and of itself, be deemed a failure, or create a presumption thereof of failure, by LIGAND to meet its obligation of diligence under this Section.

        6.16 Reporting Payment Obligations and Payments. In the circumstance where a Party has a royalty or other payment obligation to the other arising from this Agreement, it shall provide biannual reports to the Party entitled to receive the royalty or other payment within sixty (60) days of each June 30 and December 31 during the period when such royalties or other payments are due. In the case of reports of royalty obligations, such reports shall state the quantity and description of products subject to royalty sold the preceding royalty period, the Net Sales thereof and the calculation of the royalty due. All royalties or other payments due hereunder shall be paid simultaneously with the submission of such reports. If any taxes are imposed on the payment of royalties or other payments due the Party and/or are required to be withheld therefrom, such taxes shall be for the account of the Party and shall reduce the royalty payments required to be made hereunder. All payments shall be made in U.S. Dollars.

        6.17 Records and Audits. A Party shall keep true and accurate records and/or books of account containing information reasonably required for the computation and verification of royalty and other payments to be made hereunder to the other Party, which records and/or books shall at all reasonable and mutually convenient times during ordinary business hours be open for periodic inspection, not more than once each calendar year and for inspection of no more than the three (3) prior years records and/or books, by an independent certified public accountant selected by the party having the right to receive a royalty or other payment and who is reasonably acceptable to the other Party, for the sole purpose of and only to the extent reasonably necessary for verification of the amount of royalties or other payments due and payable under this Agreement. The expense of the audit shall be borne by the auditing Party and the results thereof shall be binding on both Parties; provided, however, if the audit discloses an aggregate error of more than [*] percent ([*]%) for any audited period, the expenses for said audit shall be reimbursed by the Party in error. Any underage in a royalty or other payment revealed by the audit shall be due and payable within thirty (30) days of the audit results being disclosed to the audited Party unless contested during the thirty (30) day period by the audited Party which may at its expense retain a second independent certified public accountant to audit the payment obligation. The payment obligation calculated by the second accountant will be disclosed to the other Party and averaged with the results disclosed by the first auditor and any underage resulting from such averaging will be payable within thirty (30) days of the second audit.

         6.18 Governmental Approvals and Marketing of Licensed Products or Process. LIGAND or its licensee or assignee shall be responsible for obtaining all necessary governmental approvals for the development, product, distribution, sale and use of any Licensed Product or Process at its expense. LIGAND or its licensee or assignee shall have sole responsibility for any warning labels, packaging and instructions as to the use of any Licensed Product or Process and for the quality control for any Licensed Product or Process.

         6.19 Indemnity. LIGAND hereby agrees to indemnify, defend and hold harmless FOUNDATION and/or SRI (hereinafter "Indemnitees") from and against any liability or expense arising from any product liability claim asserted by any party as the result of the use of any Licensed Product or Process or any product liability claim arising from the use of any Licensed

[*] CONFIDENTIAL TREATMENT REQUESTED

Patent by LIGAND, its assignee or licensee pursuant to this Agreement. Such indemnity and defense obligation shall apply to any product liability claim, including without limitation, personal injury, death or property damage, made by employees, subcontractors, sublicensees, or agents of licensees, as well as any member of the general public. Notwithstanding the above, LIGAND shall have no obligation to indemnify, defend or hold harmless the Indemnitees for claims arising from the negligence or willful misconduct of the Indemnitees, their officers, agents, employees or permitted licensees and is conditioned on the prompt notice of and reasonable assistance in the defense of such claims.

         6.20 Patent Marking. To the extent required by applicable law, LIGAND, its licensee or assignee shall mark all Licensed Products or their containers in accordance with the applicable patent marking laws.

         6.21 No Use of Name. The use of the name of FOUNDATION and/or SRI in connection with the advertising or sale of any Licensed Product or Process is expressly prohibited.

         6.22 DISCLAIMER OF WARRANTIES. NOTHING IN THE AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY SRI OR FOUNDATION THAT ANY PATENT WILL ISSUE BASED UPON ANY OPTION TECHNOLOGY, THAT ANY PATENT WHICH ISSUES COVERING OPTION TECHNOLOGY WILL BE VALID, OR THAT THE USE OF ANY LICENSED PATENT WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY OTHER PERSON. FURTHERMORE, SRI AND FOUNDATION MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED PATENTS INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         6.23 Governmental Interests. In the situation where FOUNDATION and/or SRI have received funding from the United States Government in support of research activities which have resulted in Licensed Patents, LIGAND acknowledges that LIGAND's rights pursuant to this Agreement shall be subject to the rights of the United States Government which arise or result from the receipt of research support from the United States Government by FOUNDATION and/or SRI, including, without limitation, (i) the grant to the United States of a nonexclusive, irrevocable, royalty-free license to Licensed Patents for governmental purposes, (ii) the right of the United States to exercise "march-in" rights to force certain non-exclusive licensing if LIGAND is not diligently commercializing certain Licensed Products or Processes, and (iii) the obligation of LIGAND to manufacture substantially in the United States those Licensed Products and Processes which are sold in the United States, unless a waiver is obtained from the appropriate agency of the United States.

                                   ARTICLE 7
                                CONFIDENTIALITY

       7.01 Confidentiality. Except for purposes of this Agreement, including the basic research sublicense and option rights granted hereunder, each Party shall exercise all reasonable care to not disclose or use any confidential or proprietary information which may be supplied by another Party (i.e., the Disclosing Party) in the course of their relationship hereunder. The foregoing obligations shall not apply when and to the extent such information (1) was lawfully available to the public prior to receipt of such information by the Receiving Party, (2) through no act on the part of the Receiving Party, thereafter becomes lawfully available to the public, (3) is required to be disclosed by the Receiving Party to a third party by law or legal process, provided that, should the Receiving Party be required to make such disclosure, they will take all reasonable steps to inform the Disclosing Party of such disclosure in sufficient time for the Disclosing Party to oppose such disclosure before it takes place, (4) is independently developed by the Receiving Party, or (5) is approved by the Disclosing Party for disclosure by the Receiving

Party.  The obligations imposed in this Section 7.01 will continue until five
(5) years after the date of the last disclosure of confidential and proprietary information under this Agreement.

                                   ARTICLE 8
                                  Arbitration

         8.01 Arbitration of Section 6.12 and 6.13 Disputes. LIGAND, the JV, and ALRT on the one hand and FOUNDATION and/or SRI on the other agree upon request of any party to arbitrate any dispute arising under Sections 6.12 and
6.13 concerning the scope of LIGAND's option arising under Section 6.01 as it relates to the subject matter of any invention, discovery or development made during the Option Term as defined in Section 9.01. The arbitrator of such a dispute will have no right to consider the validity of any patent included in the Ligand Patented Technology or any other factor affecting the scope of the option except whether the disputed invention, discovery or development was enabled by, reduced to practice or otherwise derived from or facilitated by an act or acts within the claims of the Ligand Patented Technology. FOUNDATION and/or SRI will not be permitted any discovery in the arbitration. LIGAND and/or the JV and/or ALRT will be permitted to discover, absent a showing of good cause, only the laboratory notebooks and other records of FOUNDATION and/or SRI and take the deposition of FOUNDATION and/or SRI scientists concerning conception and reduction to practice of the invention, discovery or development and use of Ligand Patented Technology and to depose custodians of records or other persons necessary to authenticate or corroborate FOUNDATION and/or SRI records concerning such conception and reduction to practice and use of Ligand Patented Technology and to take the testimony of any witness for impeachment purposes. The burden of proof in any such arbitration will be on FOUNDATION and/or SRI and by a preponderance of the evidence. The arbitration shall be binding, except that a Party may contend in any dispute concerning the result thereof that the arbitrator acted outside of the scope authorized by this Section 8.01, and unless another procedure is agreed upon by the parties thereto shall be conducted before a single impartial arbitrator selected by the Parties or, if they are unable to agree within fifteen (15) days of a demand, selected under the Commercial Arbitration Rules of the American Arbitration Association and conducted under those rules except as modified or limited by this Section 8.01. The award in the arbitration may be enforced in any court having jurisdiction over the parties. Any arbitration under this Section 8.01 shall be conducted in San Diego, California. A demand for arbitration under this section will not be enforceable against another Party when a dispute otherwise subject to arbitration is combined with any other justiciable claim which (i) is not subject to a demand for arbitration under this Agreement and
(ii) which is brought in any court having appropriate subject matter jurisdiction and jurisdiction over the parties. All expenses of the arbitration including the reasonable attorney's fees of all parties, shall be borne by the losing party.

         8.02 Arbitration of Disputes Under Sections 6.03(c) and 6.14. Any controversy or claim of the kind specified in Sections 6.03(c) and 6.14 of the Agreement, including the determination of the interpretation of scope of this Agreement to arbitrate those Sections, shall be resolved by the following procedures: Any Party may submit a dispute to final and binding arbitration administered by the American Arbitration Association ("AAA") pursuant to the Commercial Arbitration Rules of the AAA at the time of submission. Unless the Parties have agreed upon the selection of the Arbitrator before then, the AAA shall appoint the Arbitrator pursuant to its rules as soon as practicable, but in any event within thirty (30) days after the submission to the AAA. The arbitration hearings shall commence within forty-five (45) days after the selection of the Arbitrator. Unless the Arbitrator otherwise directs, each Party shall be limited to two pre-hearing depositions lasting no longer than six
(6) hours each. The parties shall exchange the documents to be used at the hearing no later than seven (7) days prior to the hearing date. Unless the Arbitrator otherwise directs, each Party shall have no longer than ten (10) hours in total to present its position at the hearing, and the hearing shall be completed within a two-week period. A demand for arbitration under this section will not be enforceable against another Party when a dispute otherwise subject to arbitration is combined with any other justiciable claim which (i) is not subject to a demand for arbitration under this Agreement and (ii) which is brought in any court having appropriate subject matter jurisdiction and jurisdiction over the parties. The award in any arbitration may be enforced in any court having jurisdiction over the Parties. All expenses of the arbitration including the reasonable attorney's fees of all parties, shall be borne by the losing Party as determined by the arbitration.

                                   ARTICLE 9
                              TERM AND TERMINATION

         9.01    Option Term.  Except as provided in the last sentence of this
Section 9.01, LIGAND's option rights pursuant to Article 6 of this Agreement shall run from the effective date of this Agreement until the termination of the sublicense granted in Section 5.01 hereof; provided however, with respect to any Option Technology discovered by FOUNDATION and/or SRI prior to the termination of said sublicense, LIGAND's option under Article 6 shall continue to be exercisable for the time periods as set forth in Sections 6.02, 6.12, and
6.13 (but not beyond two years following the termination of said sublicense), whichever time period expires earlier. This period is hereinafter the "Option Term". The consideration for LIGAND's option under Section 6.01 is LIGAND's, the JV's and ALRT's concurrence in dismissal of the Action and the Arbitration and grant of the licenses under Article 5 to FOUNDATION and/or SRI.
Therefore, LIGAND's option shall remain in full force and effect even in the subsequent event that (a) a court or government agency or arbitration or legislative enactment establishes that (i) acts by DEFENDANTS which would be infringing by an unlicensed party are not infringing by DEFENDANTS because of their status as non-profit institutions; (ii) acts by DEFENDANTS which would otherwise be infringing constitute an unactionable experimental or de minimis use; or (iii) acts by DEFENDANTS which would be infringing are done in the course of work done on behalf of the United States Government; or (b)
DEFENDANTS secure a license to any or all of the Ligand Patented Technology by a subsequent act of an agency of the United States Government; or (c) it is determined by a court or in an arbitration that DEFENDANTS have such a license by operation of law. It is further provided that the establishment of any such defense to infringement or any such license under (a)-(c) above cannot be asserted by DEFENDANTS as a failure of consideration under this Agreement or the basis for recision of this Agreement based on mutual or unilateral mistake or as the basis for any other legal or equitable remedy or defense intended to limit, reduce or eliminate LIGAND's rights during the Option Term or under any Licensed Patents. The above notwithstanding, LIGAND's option rights under Article 6 shall not extend for more than [*] years beyond the effective date of this Agreement in the case of establishment of any license or defense arising under
(a)-(c) of this Section 9.01 with respect to any claim within the Ligand Patented Technology but LIGAND's option rights under Article 6 based on a claim within the Ligand Patented Technology not subject to such license or defense shall not be affected.

         9.02 License Term for LIGAND. After the exercise of any option to Option Patents, the resulting rights of LIGAND arising from such exercise to Licensed Patents will expire [*]. Any license obtained by LIGAND under Section
6.01 will terminate automatically in the event of default by LIGAND under any of its obligations under this Article 6 relating to that license, if said default, including but not limited to failure to pay royalties or reimburse costs, is not cured within thirty (30) days after written notice of default is received by LIGAND. Provided however, if LIGAND disputes the existence of said default or maintains that the default has been cured within the time limits,

[*] CONFIDENTIAL TREATMENT REQUESTED
and LIGAND submits the dispute to arbitration under Article 8 within said thirty (30) days, then the termination shall not occur unless and until the completion or termination of said arbitration, and the failure of LIGAND to effect a cure of any default determined by said arbitration within thirty (30) days following the completion or termination of said arbitration.

         9.03    Agreement Term.  This Agreement will expire on the later of
(i) expiration of the Option Term or (ii) expiration of the obligation of LIGAND to pay any royalty on Licensed Patents.

         9.04 Sublicense Term For FOUNDATION and SRI. The term of the sublicenses granted FOUNDATION and SRI under Section 5.01, unless terminated for material breach, shall be for the life of the patents included in the Ligand Patented Technology unless terminated earlier at the election of SRI or FOUNDATION. The sublicense under Section 5.01 may be terminated by LIGAND or its assignee as to FOUNDATION if a material breach of the license by FOUNDATION occurs and as to SRI if a material breach of the license by SRI occurs, if said material breach is not cured within 30 days after written notice of the breach is received by the breaching party. Termination of the sublicense by either SRI or FOUNDATION shall not be construed to be termination by the other. If the sublicense granted to FOUNDATION or SRI is terminated under this Agreement but not as to both of them, the Party who is the surviving sublicensee may not grant rights under Section 5.02 to the Party whose sublicense is terminated.

                                   ARTICLE 10
                                 MISCELLANEOUS

         10.01 Applicable Law. This Agreement shall be construed in accordance with the laws of the State of California without reference to its conflict of laws provisions.

         10.02 Impossibility and Waiver. In the event that any further lawful performance of this Agreement or any part thereof by any Party hereto shall be rendered impossible by or as a consequence of any law or administrative ruling of any government, or political subdivision thereof, having jurisdiction over such Party, such Party shall not be considered in default hereunder by reason of any failure to perform occasioned thereby.

         10.03 Force Majeure. Any delays in or failure by a Party in performance of any obligations hereunder shall be excused if and to the extent caused by such occurrences beyond such Party's reasonable control, including but not limited to acts of God, strikes, or other labor disturbances, war, whether declared or not, sabotage, and other causes, whether similar or dissimilar to those specified which cannot reasonably be controlled by the Party who failed to perform.

         10.04 Severability. The provisions of this Agreement shall be deemed severable. Therefore, if any part of this Agreement is rendered void, invalid or unenforceable, such rendering shall not affect the validity and enforceability of the remainder of this Agreement unless the part or parts which are void, invalid or unenforceable as aforesaid shall substantially impair the value of the whole agreement to either Party.

         10.05 Integration and Amendment. This Agreement, including the Addendum and Exhibits, sets forth the entire agreement between the Parties relating to the subject matter contained herein and may not be modified, amended or discharged except as expressly stated in this Agreement or by a written agreement signed by the Parties hereto.

         10.06 Assignment and Succession. This Agreement and the rights and obligations hereunder granted to and undertaken by LIGAND shall not be assigned by LIGAND without prior written approval of FOUNDATION and SRI except to a successor in interest of substantially all of the assets to which this Agreement pertains or to an Affiliate of LIGAND or to a successor entity in the case of a merger, acquisition or other combination in which LIGAND is not a surviving entity, in which case written notice (but not approval) is required. This Agreement and the rights and obligations granted to and undertaken by FOUNDATION and/or SRI shall not be assignable without prior written consent of LIGAND except to a non-profit entity which acquires substantially all of the assets of FOUNDATION and/or SRI. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, LIGAND'S assigns, successors, trustee(s) or receiver(s) in bankruptcy, and legal representatives, including any successor or assignee of the interest of LIGAND, or any LIGAND Affiliate, of the business to which this Agreement pertains by way of merger or purchase of assets or otherwise, and FOUNDATION'S and/or SRI'S permitted assigns, personal representatives, successors and trustee(s), or receiver(s) in bankruptcy.

         10.07 Notices. Any and all communications required as provided for in this Agreement shall be in writing and sent by any means to the last known address of the Parties to be served therewith. Notices shall be effective when received at the address of the Party to whom notice is given so long as the notice is properly addressed as set forth below. Any notice to be given to LIGAND, the JV and ALRT shall be addressed and sent to:

                                    William L. Respess, Esq.
                                    Senior Vice President and General Counsel
                                    LIGAND PHARMACEUTICALS INCORPORATED
                                    9393 Towne Centre Drive, Suite 100
                                    San Diego, California 92121

Any notice to be given to FOUNDATION shall be addressed and sent to:

             Louis R. Coffman,
             Vice President and Chief Administrative officer
             LA JOLLA CANCER RESEARCH FOUNDATION
             10901 North Torrey Pines Road
             La Jolla, CA 92037

Any notice to be given to SRI shall be addressed to:

             Daniel W. Morris
             Director, Licensing and Business Development
             Science and Technology Group
             SRI INTERNATIONAL
             333 Ravenswood Ave.
             Menlo Park, CA 94025

         10.08 Authority. The signature of a duly authorized representative of a Party shall bind that Party and its Affiliates.

         10.09 Headings. Headings are used in this Agreement for convenience only and shall not affect any construction or interpretation of this Agreement.

         10.10 WARRANTY. FOUNDATION AND SRI WARRANT THAT TO THE BEST OF THEIR RESPECTIVE KNOWLEDGE, AFTER REASONABLE INQUIRY, NO PERSON OR ENTITY OTHER THAN THE GOVERNMENT OF THE UNITED STATES HAS ANY RIGHTS TO OPTION TECHNOLOGY WHICH ARE IN DEROGATION OF OR WOULD LIMIT OR IMPAIR THE RIGHTS THERETO GRANTED LIGAND UNDER THIS AGREEMENT.

         10.11 Separate Liability. The Parties agree that the obligations and duties of each Party arising under this Agreement regardless whether shared, identical, or otherwise similar, are separate and distinct from the obligations and duties of any other Party. Actions or failures to act by one Party shall not confer joint and several liability to the other Parties.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in multiple counterparts, each of which shall be deemed an original, as of the date and year first above written.

       LA JOLLA CANCER                        LIGAND PHARMACEUTICALS
       RESEARCH FOUNDATION                    INCORPORATED

       By:    [SIG]                           By:  /s/ WILLIAM L. RESPESS
          --------------------------------       ------------------------------
                                                       William L. Respess

       Title:  V.P.                           Title: Senior Vice President
             -----------------------------           General Counsel,
                                                     Government Affairs
                                                     --------------------------

       Date:      August 22, 1995             Date:       August 22, 1995
          --------------------------------       ------------------------------

       SRI INTERNATIONAL                      ALLERGAN LIGAND

                                              By: LIGAND JVR, INC.
                                                  General Partner

      By:/s/ WILLIAM P. SOMMERS               By: /s/ WILLIAM L. RESPESS
          --------------------------------       ------------------------------
             William P. Sommers                       William L. Respess

       Title: President and CEO               Title:     Secretary
          --------------------------------       ------------------------------
       Date:   August 22, 1995                Date:  August 22, 1995
          --------------------------------       ------------------------------

       SELECTRA PHARMACEUTICALS, INC.         ALLERGAN LIGAND RETINOID
                                              THERAPEUTICS, INC.

       By: [SIG]                              By: /s/ WILLIAM L. RESPESS
          --------------------------------       ------------------------------
                                                      William L. Respess

       Title:       V.P.                      Title: Secretary
          --------------------------------       ------------------------------
       Date:    August 22, 1995               Date:      August 22, 1995
          --------------------------------       ------------------------------

                                    ADDENDUM
                                       to
                       SETTLEMENT AGREEMENT, LICENSE AND
                             MUTUAL GENERAL RELEASE

         In addition to the rights and obligations set forth in the Settlement Agreement, License and Mutual General Release, the Parties agree to the following: LIGAND will reimburse SRI and/or FOUNDATION and/or pay for such reasonable patent filing, prosecution, and maintenance costs, including costs on a per hour basis for time spent by inventors and staff, incurred at Ligand's request and with its prior approval and subject to the terms and conditions for reimbursement set forth in Section 6.09 hereof after May 3, 1995 for the following United States patent applications and their corresponding foreign counterparts: U.S. Serial No. [*] ("[*]" to M.I. Dawson et al., filed [*]) and U.S. Serial No. [*], the divisional application filed therefrom on [*]; U.S. Serial No. [*] ("[*]", to M. Pfahl et al., filed [*]) and U.S. Serial No. [*] ("[*]" to M. Pfahl et al., filed [*]) and U.S. Serial No. [*] ("[*]"), the continuation-in-part application filed therefrom on [*]. LIGAND shall determine, in its sole discretion, the countries in which it wishes to obtain and maintain patent protection with regard to the inventions disclosed in the above referenced applications, and shall be free to abandon prosecution and maintenance, provided that written notice is provided to SRI and/or FOUNDATION sixty (60) days prior to such abandonment. LIGAND shall exercise its option under Section 6.01 with respect to the applications identified in this ADDENDUM on or before three (3) months from the effective date of this Agreement.

[*] CONFIDENTIAL TREATMENT REQUESTED

                                  EXHIBIT "A"


                                 Option Patents

                      La Jolla Cancer Research Foundation
                                 Pfahl Patents


Pfahl 1
"Methods of Using Estrogen Receptor as a Constitutive Transcriptional Activator and a Respressor"
Serial No. 07/502,325
Filed: 3/30/90

Patent No. 5,183,736
Issued 2/2/93

Pfahl 2
"[*]"
Serial No. [*]
Filed: [*]
Continuation of
Serial No. [*]
Filed [*]
Continuation of
Serial No. [*]
Filed [*]

Pfahl 3
"[*]"
Serial No. [*]
Filed: [*]

Pfahl 4
"[*]"
Serial No. [*]
Filed: [*]
Serial No. [*]
Filed: [*]

Pfahl 5
"[*]"
Serial No. [*]
Filed: [*]
Continuation-in-Part of
Serial No. [*]
Filed: [*]

Pfahl 6
"[*]"
Serial No. [*]
Filed: [*]


[*] CONFIDENTIAL TREATMENT REQUESTED

Pfahl Patents
Page 2


Pfahl 7
"[*]"
Serial No. [*]
Filed: [*]
Divisional of [*]

Pfahl 8
"[*]"
Serial No. [*]
Filed: [*]

Pfahl 9
"[*]"
Serial No. [*]
Date Filed: [*]
Continuation-in-Part of
Serial No. [*]
Filed: [*]

Pfahl 11
"[*]"
Serial No. [*]
Filed: [*]

Pfahl 12
"[*]"
Serial No. [*]
Filed: [*]


[*] CONFIDENTIAL TREATMENT REQUESTED

                                  EXHIBIT "B"


                            Form of Consent Judgment

LYON & LYON                                         Case No. 93-1895 IEG (CM)
A Partnership including
DOUGLAS E. OLSON (State Bar No. 38649)
J. DONALD McCARTHY (State Bar No. 69864)
A Professional Corporation
HOPE & MELVILLE (State Bar No. 145100)
First Interstate World Center
633 West Fifth Street, Suite 4700
Los Angeles, California 90071-2066
(213) 489-1600

Attorneys for Plaintiffs
LIGAND PHARMACEUTICALS INCORPORATED
and ALLERGAN LIGAND


                          UNITED STATES DISTRICT COURT

                        SOUTHERN DISTRICT OF CALIFORNIA



LIGAND PHARMACEUTICALS
INCORPORATED, a Delaware corporation;
and ALLERGAN LIGAND, a California
partnership,

                 Plaintiffs,

   v.

LA JOLLA CANCER RESEARCH
FOUNDATION, a California corporation;
SELECTRA PHARMACEUTICALS, INC., a
California corporation; and SRI
INTERNATIONAL, a California corporation,

                 Defendants.

                                CONSENT JUDGMENT
                                ----------------

      Plaintiffs Ligand Pharmaceutical Incorporated and Allergan Ligand and Defendants La Jolla Cancer Research Foundation, SelectRA Pharmaceutical, Inc., and SRI International have agreed, as part of a settlement, to the entry of the following Consent Judgment, subject to the approval of the Court:

      IT IS HEREBY ORDERED ADJUDGED, AND DECREED that:

      1. This Court has jurisdiction over the subject matter of the Complaint and over the parties to this Consent Judgment.

LYON & LYON
First Interstate World Center
633 West Fifth Street, Suite 4700
Los Angeles, CA 90071-2066
(213) 489-1600

        2. Plaintiffs, under an exclusive license from the owner, have the right to sue for infringement of U.S. Patent Nos. 4,981,784; 5,071,773; 5,091,518; and 5,171,671 (hereafter collectively referred to as the "Evans Patents"). Each of the Evans Patents is lawfully issued, valid and enforceable. Defendant SelectRA Pharmaceuticals, Inc. has infringed the Evans Patents by its plans to make, use or sell the inventions claimed therein and has induced others to make, use or sell the inventions claimed therein. Defendant La Jolla Cancer Research Foundation has infringed the Evans Patents in its efforts to commercialize the technology claimed therein. Defendant SRI International has induced infringement of the Evans Patents by providing retinoid compounds for biological evaluations to Defendant La Jolla Cancer Research Foundation.

        3. The parties have entered into a Settlement Agreement, License and Mutual General Release, dated as of August __, 1995 (the "Settlement Agreement"). Pursuant to the Settlement Agreement, the Plaintiffs have granted to Defendant La Jolla Cancer Research Foundation and to Defendant SRI International certain license rights to use the Evans Patents (the "Defendants' License Rights").

        4. Defendants, and each of them, their respective agents, servants, employees, any business entity effectively owned or controlled by them, and all persons, including successors and assigns, in active concert or participation with them, or any of them, who receive actual notice of this consent Judgment, except to the extent licensed under the Settlement Agreement, are hereby enjoined:

                a. from making, using or selling any product, method or compound or thing which infringes any claim of the Evans Patents;

                b. from contributing to anyone's infringement of any claim of the Evans Patents; or

                c. from inducing anyone to infringe any claim of the Evans Patents.

LYON & LYON
First Interstate World Center
633 West Fifth Street, Suite 4700
Los Angeles, CA 90071-2066
(213) 489-1600

        5. The parties have settled their monetary claims, there shall be no damages or accounting for damages or profits hereunder, and each party shall bear its own costs, including attorneys' fees.

        6. Except to the extent that relief is granted above, every remaining claim in the Complaint is hereby dismissed with prejudice.

        7. The Court shall retain jurisdiction over the subject matter hereof and over Defendants to ensure compliance with this Consent Judgment.


Dated:
      ------------------------- -----------------------------------------
                                United States District Judge

Approved as to form and content:

                                LYON & LYON
                                A Partnership including
                                DOUGLAS E. OLSON
                                J. DONALD McCARTHY
                                Professional Corporations
                                HOPE E. MELVILLE
                                First Interstate World Center
                                633 West Fifth Street, Suite 4700
                                Los Angeles, California 90071-2066
                                Telephone: (213) 489-1600

Dated:                          By:
      -------------------------    --------------------------------------
                                        Attorneys for Plaintiffs
                                        LIGAND PHARMACEUTICALS
                                        INCORPORATED AND ALLERGAN LIGAND

                                CAMPBELL AND FLORES
                                MAURICIO A. FLORES
                                LYNNE M. BRENNAN
                                4370 La Jolla Village Drive, Suite 700
                                San Diego, CA 92122
                                Telephone: (619) 535-9001

Dated:                          By:
      -------------------------    --------------------------------------
                                        Attorneys for Defendants
                                        LA JOLLA CANCER RESEARCH FOUNDATION
                                        and SELECTRA PHARMACEUTICALS, INC.


LYON & LYON
First Interstate World Center
633 West Fifth Street, Suite 4700
Los Angeles, CA 90071-2066
(213) 489-1600

                                PILLSBURY MADISON & SUTRO
                                ROBERT P. TAYLOR
                                RODERICK M. THOMPSON
                                JEAN I. LIU
                                225 Bush Street
                                P.O. Box 7880
                                San Francisco, CA 94120-7880
                                Telephone: (415) 983-1000



Dated:                          By:
      -------------------------    --------------------------------------
                                        Attorneys for Defendant
                                        SRI INTERNATIONAL

LYON & LYON
First Interstate World Center
633 West Fifth Street, Suite 4700
Los Angeles, CA 90071-2066
(213) 489-1600

                                  EXHIBIT "C"


                             Form of Press Release

                           DRAFT     DRAFT     DRAFT

Ligand and ALRT Contact:                   La Jolla Cancer Research Foundation:
Susan E. Atkins                            Louis Coffman
(619) 550-7687                             (619) 455-6480  ext. 202


FOR IMMEDIATE RELEASE
---------------------

                             LIGAND and ALRT SETTLE
                            PATENT INFRINGEMENT SUIT
                            AGAINST LA JOLLA CANCER
                              RESEARCH FOUNDATION,
                                SelectRA AND SRI


SAN DIEGO, CA, AUG. XX, 1995 -- Ligand Pharmaceuticals Incorporated (Nasdaq:LGND), Allergan Ligand Retinoid Therapeutics, Inc. (Nasdaq:ALRIZ) and the La Jolla Cancer Research Foundation (LJCRF), today announced that they have reached a mutual settlement agreement in the patent infringement litigation commenced by Ligand and the Allergan-Ligand joint venture against LJCRF and SelectRA Pharmaceuticals, Inc., an affiliate of LJCRF, and SRI International.

        The settlement includes a consent judgment which confirms the validity of four patents (U.S. 4,981,784; U.S. 5,071,773; U.S. 5,091,518; and U.S.
5,171,671) covering aspects of retinoid technology utilized in the discovery and characterization of retinoid compounds which are potentially valuable pharmaceutical products. The patents, which are owned by The Salk Institute for Biological Studies, are licensed exclusively to Ligand and exclusively sublicensed to Allergan Ligand Retinoid Therapeutics, Inc. (ALRT) for retinoid applications. Pursuant to the settlement, the consent judgment also acknowledges an infringement of the patent rights principally by reason of activities surrounding SelectRA's proposed commercialization of retinoid technology. As part of the settlement, SelectRA is being dissolved.

        The settlement also includes a cross-licensing arrangement, with no party paying any damages. LJCRF and SRI have been granted a royalty-free, limited license to use the technology covered by the patents-in-suit for basic research purposes. LJCRF and SRI have in turn granted options to Ligand to acquire exclusive, worldwide, royalty-bearing license rights to inventions and patent rights which result from the use by the LJCRF and SRI of the licensed patent rights. ALRT acquires rights to such inventions and patent rights having retinoid applications as a result of Ligand's blanket sublicense to ALRT of its rights to retinoid technology. Under the settlement, Ligand and ALRT will have the opportunity to evaluate certain retinoid compounds prepared at SRI and, at ALRT's option, develop for commercial purposes those of interest to it.

LJCRF INFRINGEMENT
PAGE TWO


        "ALRT has a broad and strong patent position in the field of retinoid technology and we will continue to aggressively protect these important intellectual property assets while proceeding equally aggressively to commercialize this technology," according to Dr. Marvin Rosenthale, ALRT President.

        "Ligand is pleased with this settlement which achieves our original goals for initiating this litigation. We are also pleased that the settlement provides that certain retinoid technology invented by the La Jolla Cancer Research Foundation and SRI International can be commercially exploited by ALRT," according to David E. Robinson, Ligand President and Chief Executive Officer.

        "The Foundation is pleased to enter into this settlement with Ligand so as to secure the Foundation's right to use the patented technology for conducting the Foundation's basic scientific research programs," according to Erkki Ruoslahti, M.D., President of LJCRF. "The Foundation's discoveries can now be commercialized through Ligand or ALRT, and the Foundation is optimistic that they will be successful in developing and marketing products arising from this technology, which may result in royalty payments to support the Foundation's further basic scientific research efforts."

        Allergan Ligand Retinoid Therapeutics, Inc. is a newly formed company whose primary purpose is to discover and develop drugs based on retinoids. Retinoids have a broad range of biological actions, and evidence suggests that retinoids may be useful in the treatment of skin diseases, a variety of cancers, including kidney cancer, certain forms of leukemia and other cancers, as well as eye diseases.

        Ligand Pharmaceuticals Incorporated, founded in 1987, is a leader in gene transcription technology, particularly intracellular receptor (IR) technology and Signal Transducers and Activators of Transcription (STATs). Ligand applies IR and STATs technology to the discovery and development of small molecule drugs to enhance therapeutic and safety profiles and to address major unmet patient needs in cancer, women's health and skin diseases, as well as osteoporosis, cardiovascular and inflammatory disease.

        The La Jolla Cancer Research Foundation, located in La Jolla, California, was established in 1976 as a non-profit biomedical research institute to investigate the biological roots of cancer with the goal of finding complete and noninvasive cures for the disease.

                                  EXHIBIT "D"


                       Retinoid Compounds Synthesized in
                       [*] Laboratory During Term of the
                         Compound Evaluation Agreement


[*] CONFIDENTIAL TREATMENT REQUESTED

                                    Table 1A
                       Retinoids available from inventory

Retinoid                            Retinoid
   No.            Structure            No.            Structure
--------          ---------         --------          ---------
    1                [*]                8                [*]

    2                [*]                9                [*]

    3                [*]               10                [*]

    4                [*]               11                [*]

    5                [*]               12                [*]

    6                [*]               13                [*]

    7                [*]               14                [*]


[*] CONFIDENTIAL TREATMENT REQUESTED

                               Table 1A continued

Retinoid                            Retinoid
   No.            Structure            No.            Structure
--------          ---------         --------          ---------
  15(2)              [*]              23                 [*]

  16(2)              [*]              24                 [*]

  17                 [*]              25                 [*]

  18                 [*]              25(2)              [*]

  19                 [*]              27                 [*]

  20                 [*]              28                 [*]

  21                 [*]              29                 [*]

  22                 [*]              30                 [*]



[*] CONFIDENTIAL TREATMENT REQUESTED

                               Table 1A continued

Retinoid                            Retinoid
   No.            Structure            No.            Structure
--------          ---------         --------          ---------
  31(2)              [*]              39                 [*]

  32                 [*]              40                 [*]

  33                 [*]              41                 [*]

  34                 [*]              42                 [*]

  35                 [*]

  36                 [*]

  37                 [*]

  38                 [*]



[*] CONFIDENTIAL TREATMENT REQUESTED

                                    Table 1B
                     Retinoids not available from inventory

Retinoid                            Retinoid
   No.            Structure            No.            Structure
--------          ---------         --------          ---------
  43                 [*]              51                 [*]

  44                 [*]              52                 [*]

  45                 [*]              53                 [*]

  46                 [*]              54(2)              [*]

  47(2)              [*]              55                 [*]

  48                 [*]              56                 [*]

  49(1)              [*]              57                 [*]

  50                 [*]              58                 [*]



[*] CONFIDENTIAL TREATMENT REQUESTED

                               Table 1B continued

Retinoid                            Retinoid
   No.            Structure            No.            Structure
--------          ---------         --------          ---------
  59                 [*]              67(1)              [*]

  60                 [*]              68                 [*]

  61                 [*]              69                 [*]

  62                 [*]              70(1)              [*]

  63                 [*]              71                 [*]

  64                 [*]              72                 [*]

  65                 [*]              73                 [*]

  66                 [*]              74                 [*]



[*] CONFIDENTIAL TREATMENT REQUESTED

                               Table 1B continued

Retinoid                            Retinoid
   No.            Structure            No.            Structure
--------          ---------         --------          ---------
  75                 [*]

----------

(1) None remaining.

(2) Known to have been claimed by others ([*]).


[*] CONFIDENTIAL TREATMENT REQUESTED